Exhibit 10.5
AMENDED LETTER OF INTENT

Date:	March 10, 2006

Parties:	Fagen, Inc., a Minnesota Corporation, (“Fagen”) and First United Ethanol, LLC, (formerly known as Mitchell County Research Group, LLC), a Georgia limited liability company, (“Owner”) (Fagen and Owner are referred to herein individually as a “Party” and collectively as the “Parties”)
WHEREAS, Owner is an entity organized to facilitate the development and construction of a 100 MGY gas-fired fuel ethanol plant near Camilla, Georgia (the “Facility” or “Project”); and
WHEREAS, Fagen is an engineering and construction firm capable of providing development assistance to the Project, as well as designing and constructing the Facility being developed by Owner; and
WHEREAS, Fagen and Owner entered into a letter of intent dated July 22, 2005, for the Project (the “Initial Letter of Intent”) and the parties have agreed to amend and replace the Initial Letter of Intent between the parties relating to the Project; and
WHEREAS, Fagen and Owner agree that this letter, upon execution and return by Owner, will constitute a letter of intent between Fagen and Owner (the “Letter of Intent”) and shall supersede the Initial Letter of Intent in all respects, except as set forth herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Owner and Fagen agree to use best efforts in jointly developing this Project under the following terms:
     1. Owner agrees that Fagen will Design-Build the Facility if determined by Owner to be feasible and if adequate financing is obtained. Should Owner choose to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner shall reimburse Fagen for all expenses Fagen has incurred in connection with the Project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of the former Letter of Intent dated July 22, 2005, between Owner and Fagen. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage. In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with Fagen; however, Owner shall, upon payment of the foregoing expenses, have the limited license to use the above described technical data, excluding proprietary process related information, for completing documentation required for construction, operation, repair and maintenance of the Project, at Owner’s sole risk.
     Owner acknowledges that the technical data provided by Fagen under this Letter of Intent shall be preliminary and may not be suitable for construction and agrees that any use of such technical data without Fagen’s involvement shall be at Owner’s sole risk.
     If Fagen intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, Fagen shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to Fagen, and Owner shall be released from its obligations to pay or reimburse Fagen as described above.
     2. Fagen will provide Owner with assistance in evaluating, from both a technical and business perspective:
•	Owner organizational options;

•	The appropriate location of the proposed Facility; and

•	Business plan development.
Fagen assumes no risk or liability of representation or advice to Owner by assisting in evaluating the above. All decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability.
     3. Owner shall pay Fagen One Hundred Thirteen Million Four Hundred Sixteen Thousand Five Hundred Seventy-Six Dollars ($113,416,576.00) (the “Contract Price”) as full consideration to Fagen for full and complete performance of the services described in the design-build agreement and all costs incurred in connection therewith.
(a)	The Contract Price shall not include any costs related to union labor or prevailing wage requirements. If any action by Owner, a change in applicable law, or a governmental authority (as those terms are defined in the design-build agreement) acting pursuant to a change in applicable law, shall require Fagen to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages. Such adjustment shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Fagen’s sole discretion and that if such option is executed by Owner without Fagen’s agreement, Fagen shall have the right to terminate this Letter of Intent or the design-build agreement, as applicable, and receive compensation.

(b)	If the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which a Notice to Proceed is given to Fagen is greater than 7660.29 (January 2006), the Contract Price shall be adjusted to reflect such increase.
     4. Fagen is requiring representation of 10 counties located within Georgia on the Board of Directors, and Owner shall provide to Fagen a list of the names, addresses (residential), and phone numbers of such Directors.
     5. Once seed money has been raised, Fagen requires that the accounting firm of Christianson & Associates, PLLP of Willmar, Minnesota prepare a pro forma projection to confirm the feasibility of the project. Such projection shall be paid by Owner.
     6. Fagen will assist Owner in locating appropriate management for the Facility.
     7. Fagen will assist Owner in presenting information to potential investors, potential lenders, and various entities or agencies that may provide project development assistance, so long as the Project has 5% or less dilution. In addition, pro forma projections shall be greater than 20% ROI by year five.
     8. During the term of this Letter of Intent the Owner agrees that Fagen will be the exclusive Developer and Design-Builder for the Owner in connection with matters covered by this Letter of Intent or the Initial Letter of Intent, and Owner shall not disclose any information related to this Letter of Intent or the Initial Letter of Intent to a competitor or prospective competitor of Fagen.
     9. This Letter of Intent shall terminate on December 31, 2007 unless the basic size and design of the Facility have been determined and mutually agreed upon, and a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised. Furthermore, this Letter of Intent shall terminate on December 31, 2008 unless financing for the Facility has been secured. Either of the aforementioned dates may be extended upon mutual written agreement of the Parties.
     10. Fagen and Owner agree to negotiate in good faith and enter into a definitive lump sum design-build agreement, including exhibits thereto, acceptable to the Parties.
     11. The Parties will jointly agree on the timing and content of any public disclosure, including, but not limited to, press releases, relating to Fagen’s involvement in Owner’s Project, and no such disclosure shall be made without mutual consent and approval, except as may be required by applicable law.
     12. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

     13. This Letter of Intent may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile shall be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

First United Ethanol, LLC		Fagen, Inc.

By:	/s/ Murray Campbell	By:	/s/ O. Wayne Mitchell

Its:	Chairman	Its:	SVP

Date:	March 10, 2006	Date:	March 10, 2006